UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. __)

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MRV COMMUNICATIONS, INC.

(Name of Registrant as Specified In Its Charter)

Spencer Capital Opportunity Fund, LP
Spencer Capital Management, LLC
Spencer Capital Partners, LLC
Kenneth H. Shubin Stein
Value Fund Advisors, LLC
Boston Avenue Capital, LLC
Yorktown Avenue Capital, LLC
Charles M. Gillman
Mark Crockett
Kiril Dobrovolsky
Christopher Downie
Raul Martynek
Michael McConnell
Mark Stolper
Jack Whelan

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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          On October 7, 2009, Value Investors for Change issued a press release in connection with the upcoming 2009 Annual Meeting of stockholders of MRV Communications, Inc. on November 11, 2009. A copy of the October 7, 2009 press release is attached hereto as Exhibit I and is incorporated by reference herein.

EXHIBIT I

For Immediate Release

VALUE INVESTORS FOR CHANGE
NOMINATES EIGHT NEW MEMBERS TO THE BOARD OF DIRECTORS
OF TROUBLED TELECOM COMPANY MRV COMMUNICATIONS, INC.

NEW YORK, New York, October 7, 2009 - Value Investors For Change, a group dedicated to restoring stockholder value to damaged companies, filed a definitive proxy statement today nominating eight highly qualified telecom and corporate finance executives to the board of MRV Communications, Inc. (Pink Sheets: MRVC.PK). Value Investors for Change, which holds close to two million shares, encourages all stockholders to vote the WHITE Proxy Card. Below is a letter to stockholders explaining in detail the failures of the current Board of Directors of MRV Communications, Inc., the turnaround plan put forth by Value Investors For Change and the exceptional qualifications of our nominees.

Dear Fellow Stockholders of MRV Communications, Inc.:

We are seeking your support to elect highly qualified and experienced telecom and corporate finance executives to the Board of Directors of MRV Communications, Inc. (“MRV” or the “Company”) at the 2009 Annual Meeting of stockholders on November 11, 2009. Value Investors for Change and its participants named in our proxy statement filed on October 7, 2009 collectively own 1,982,085 shares of common stock of MRV. We are concerned and alarmed by the actions this Board has taken over the past ten years, which we believe have not been in the best interests of stockholders. The Board members have enriched themselves at the expense of stockholders. It is imperative that the incumbent Board members be replaced with our qualified nominees who will truly represent the interests of stockholders.

DO NOT LET THE CURRENT BOARD MEMBERS FURTHER
JEOPARDIZE YOUR INVESTMENT

In our view, this Board’s actions of the last ten years reflect poor corporate governance, poor acquisition strategy and poor oversight of management. The incumbent Board has presided over a company that has failed to file its financial statements for any period since the quarter ended March 31, 2008, failed to hold an annual meeting since 2007, and failed to file an Annual Report for the year ended 2008. Meanwhile, this Board has paid itself hundreds of thousands of dollars per year.

For years, the incumbent Board members have compensated themselves with generous cash payments even as MRV’s stock price has fallen. In contrast, our nominees will accept no cash payments. In fact, our nominees will accept no compensation whatsoever except for stock option grants at or above market value. Our nominees will therefore earn absolutely nothing for their Board service unless they increase the share price.

We expect that the incumbent Board members will now spend stockholder money to keep their positions with mailings and telephone calls aimed at discrediting our nominees and our views of their stewardship. For example, the incumbent board recently sent a letter to stockholders that claimed the Company’s recent troubles were caused by “one of the most economically challenging periods in recent history.” In fact, MRV’s troubles began long before the recent global economic crisis.

Fact: The share price of MRV has dropped from $95 (adjusted for stock split) on March 9, 2000 to 66 cents on August 21, 2009. On August 21, 2009, we announced our intention to intervene at MRV to create value for all MRV stockholders.

Fact: Over a period of 15 years (1993 to 2007), MRV has reported losses of approximately one billion dollars.

Fact: While MRV’s performance has continued to be poor under this Board’s leadership, its competitors have thrived. Ciena Corporation (NASDAQ: CIEN) and Extreme Networks (NASDAQ: EXTR) posted net income of $39 million and $8 million, respectively, for 2008. MRV has not filed its financials for most of 2008 and has not filed any financials for 2009, but in the first quarter of 2008, it posted a net loss of $3.68 million. This is consistent with the negative net income numbers MRV posted in 33 of the last 41 quarters for which it has actually disclosed its financials.

Fact: Under this Board’s “leadership,” MRV was suspended from its listing on the NASDAQ Global Market on June 17, 2009 and formally delisted on August 31, 2009 with a stock price of 74 cents per share.

THIS BOARD HAS PURSUED ILL CONCEIVED ACQUISITIONS THAT HAVE
DESTROYED STOCKHOLDER VALUE OVER THE COURSE OF NEARLY A DECADE

•	MRV began a risky acquisition strategy in 2000 that we believe has destroyed well over a billion dollars of stockholder value.

•	MRV spent $690 million during an acquisition spree in 2000, over 4 times the Company’s current market capitalization.

•

Almost $500 million -- or 72% -- of the purchase price of acquisitions in the year 2000 was allocated to goodwill (indicating the Company might have paid a substantial premium over fair value). After just two years, in 2002, the Company recorded nearly $300 million of impairment (cumulative effect of accounting change) related to goodwill and other intangibles, in addition to impairment of $73 million of goodwill related to the acquisitions. We believe impairment of goodwill so soon after the acquisitions is consistent with a failure of management to operate the business capably.

•

MRV acquired Fiber Optic Communications Inc. for $310 million in April 2000 and acquired Quantum Optech Inc. for $36 million in July 2000. In October 2002, 78% of Fiber Optic and 100% of Quantum Optech were sold to the prior management of Fiber Optic for a mere $8 million, resulting in an astonishing loss of hundreds of millions of dollars for MRV stockholders.

We believe the most egregious of the Company’s ill conceived acquisitions was the 2007 acquisition of Chinese component manufacturer Fiberxon, Inc. Fiberxon was a company so fraught with accounting irregularities that its own auditing firm resigned midway through the transaction process. Yet the Board of MRV decided to continue to pursue the acquisition anyway. Below is a time line displaying a decision-making process at odds with the best interests of the Company’s stockholders:

•

In January 2007, MRV announced the merger of one of its wholly owned subsidiaries with Fiberxon. We believe questions concerning the integration of two such disparate companies existed, especially considering MRV’s poor acquisition history.

•

During the due diligence phase of the acquisition, MRV became aware of accounting irregularities at Fiberxon that called into question the reliability of Fiberxon’s historical financial statements, which were serious enough in nature to lead to the removal of the Chief Executive Officer and the Vice-President of Finance of Fiberxon in the first half of 2007. The Chief Financial Officer of MRV, who had been playing a major role in the auditing process, resigned mid-way through the transaction process in July 2007.

•

Fiberxon’s own auditors walked away from the auditing engagement in June 2007 when they determined that insufficient progress had been made by Fiberxon to correct identified issues. The auditors stated in a Form 8-K filed by the Company on July 2, 2007 that they found “a number of serious issues and encountered significant difficulties in the performance of the audit that…called into question the commitment of Fiberxon’s management to maintain reliable financial reporting systems, including accounting books and records, in conformity with accounting principles generally accepted in the U.S. and China.”

•

On July 1, 2007, the MRV Board decided to proceed with the merger despite (1) the accounting issues communicated to them throughout the auditing process, (2) the resignation of MRV’s Chief Financial Officer and (3) the resignation of Fiberxon’s own auditors.

•	After spending over $875 million on acquisitions in the past ten years, MRV’s current market cap today is under $150 million.

THE CURRENT BOARD’S CORPORATE GOVERNANCE FAILURES, LACK OF
INDEPENDENCE AND EXCESSIVE COMPENSATION ARE DETRIMENTAL TO
STOCKHOLDERS

MRV has not filed financial statements for any period since the quarter ended March 31, 2008. Five financial quarters have passed since MRV last filed financials. Why has it taken so long?

We believe the MRV Board suffers from a significant lack of independence and a lack of share ownership by its independent directors. We also believe the Board has a particularly cozy relationship with the management team that it is supposed to be overseeing. For example:

•	Shlomo Margalit, Chairman of the Board, and Near Margalit, the head of MRV’s wholly owned subsidiary Luminent, are father and son.

•

Harold Furchtgott-Roth, a director on the Board since 2005, served on the Audit Committee during MRV’s failure to file financials for almost two years, and beneficially owned only 27,500 shares of MRV as of April 2007. Mr. Furchtgott-Roth is related to the wife of the Company’s Chief Executive Officer, Noam Lotan, and according to a Company filing with the U.S. Securities and Exchange Commission on October 2, 2009, received $119,000 in cash compensation for sitting on the Board, over twice as much as any other “independent” Board member.

•

The Board has complete discretion over executive compensation with no formula tying compensation directly to Company performance. In fact, despite being delisted and failing to file financial statements for any period since the quarter ended March 31, 2008, the Compensation Committee recently awarded a bonus to Near Margalit, the son of MRV’s Chairman, for “his efforts in addressing the impact of the challenging market environment.”

This Board has made a number of poor decisions which have led to value destruction for all stockholders. By electing our nominees, you are sending a clear message to the Board that they will be held responsible for these actions.

The incumbent independent directors own little or no shares and the Board continues to be paid without having to even run for election - until now. Indeed, Spencer Capital Opportunity Fund, LP had to bring a lawsuit to compel the Company to hold its 2009 Annual Meeting. Our nominees are committed to working hard to maximize value for all stockholders. They will show their commitment by accepting no cash compensation and only receiving stock option grants at or above market value. Accordingly, they will be compensated only if they increase MRV’s stock price.

OUR NOMINEES HAVE THE EXPERIENCE TO IMPROVE THE PERFORMANCE OF MRV
AND THEREFORE THE VALUE OF ITS STOCK

Value Investors for Change has assembled a team combining individuals with extensive telecom expertise with financial experts who understand the importance of corporate governance. We firmly believe our nominees, along with our industry advisors, will make a significant positive impact for the benefit of MRV’s stockholders.

Our proposed nominees and our advisors have experience and specific skill sets that are complementary and will benefit the Company. The telecom executives, who are part of Value Investors for Change, have more than 90 years of combined experience. Others in the group bring operational, legal, financial and management expertise. Our nominees and advisors have worked with Fortune 500 telecom companies and venture-funded start-ups, they have navigated turnaround situations and managed high-growth companies. They understand operations, marketing, R&D, sales and have extensive international business development experience.

The following is a list of our Board Nominees:

Raul Martynek is an experienced telecom executive who has successfully executed turnarounds on several occasions during his 15-year career. He currently serves as a Senior Advisor to Plainfield Asset Management, advising them on investment opportunities in the telecommunications sector and also works with portfolio companies on strategic and tactical initiatives. Mr. Martynek received a B.A. in Political Science from SUNY-Binghamton and received a Masters in International Finance from Columbia University School of International and Public Affairs.

Christopher Downie is a telecom executive with diverse experience spanning more than ten years. He is currently the President and Chief Financial Officer of The Telx Group, Inc. and he previously served as Vice President, Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer of Motient Corporation, D/B/A Terrestar Corporation. Mr. Downie received a B.A. from Dartmouth College and holds an MBA from New York University Stern School of Business.

Michael McConnell is currently the Chief Executive Officer of Collectors Universe, Inc., a third-party grading and authentication services company. Previously he was a Managing Director of Shamrock Capital Advisors, Inc., a privately owned investment company of the Roy E. Disney family, where he helped guide numerous companies through strategic restructurings. Mr. McConnell received a B.A. in economics from Harvard University and his MBA degree from the Darden School of the University of Virginia.

Mark Stolper has served in numerous executive capacities in different industries over his 15-year career. He is currently the Chief Financial Officer of RadNet, Inc., a leading owner and operator of outpatient medical diagnostic imaging centers in the United States. He received a B.S. in Finance and B.A. in Social Economics & Public Policy from the Wharton School and the College of Arts and Sciences at the University of Pennsylvania.

Mark Crockett is a performance improvement consultant with more than 15 years of experience. He worked at McKinsey & Company for five years and served as Chief Executive Officer of Tax One, a retail financial services company from 1999 to 2002. He received a B.S. in Economics from Brigham Young University and a J.D. from Stanford Law School.

Charles Gillman is an experienced value investor with expertise in the analysis of companies going through dramatic corporate transitions. He is the founder of Value Fund Advisors, LLC, an investment management firm. Mr. Gillman is an alumnus of McKinsey & Company. Mr. Gillman received a B.S. from the Wharton School of the University of Pennsylvania.

Kenneth Shubin Stein is the founder of Spencer Capital Management, LLC, an investment management firm. A successful value investor, he began his career in medicine serving as an Orthopedic Resident at Mount Sinai Hospital. Dr. Shubin Stein is a graduate of the Albert Einstein College of Medicine and graduated from Columbia College.

Kiril Dobrovolsky is the principal and founder of SFVentureLaw, PC, a law firm in San Francisco. Mr. Dobrovolsky practices as a corporate and securities law attorney and has extensive expertise in equity and debt offerings, mergers and acquisitions, licensing and partnering arrangements and commercial agreements. Mr. Dobrovolsky received a B.A. from University of California at Berkeley and a J.D. from Stanford Law School.

The following two individuals are our special advisors:

Dilip Singh is a special advisor to Value Investors for Change. With more than 35 years of operational executive management experience, Mr. Singh is well suited to provide tactical and innovative guidance to the Value Investors for Change team through his blend of business acumen, market and technical knowledge and strategic insight. He has held key leadership roles at of Telia-Sonera Spice Nepal, Telenity, Sprint, GTE, ADC Telecom, Alcatel, NewNet, MC Venture Partners and United Database. Mr. Singh will not be soliciting proxies on our behalf for this solicitation.

Jack Whelan is a special advisor to Value Investors for Change. He is a former networking industry sales executive whose career spans more than 30 years. From 1989-1996, he was Vice-President for business development for Xyplex Inc., a telecommunications company that later became MRV Communications.

OUR NOMINEES HAVE A PLAN TO IMPROVE THE COMPANY’S
OPERATIONAL AND FINANCIAL PERFORMANCE, WHICH WE
BELIEVE WILL MAXIMIZE VALUE FOR STOCKHOLDERS

Value Investors for Change will take steps we believe will restore profitability and create wealth for all MRV stockholders.

•

Our nominees will immediately suspend the practice of paying excessive fees to Board members. Our nominees will accept no cash payments for board service, and will not accept any form of compensation except for stock option grants at or above market value. Therefore the only way our nominees can benefit financially from their service to the Board will be through long-term appreciation in the stock price.

•	We will institute a management compensation system that is heavily weighted towards pay for performance.

•	We will conduct a forensic review of the Company’s financials and bring MRV into compliance with all of its reporting requirements.

•	We will work with regulatory authorities and outside parties to quickly resolve the many outstanding legal difficulties of the Company.

•	We will look to optimize MRV’s cost structure and maximize operating efficiency.

•	We will utilize the expertise of our advisors and board members to enhance the Company’s distribution channels, both domestically and internationally.

•	We will work tirelessly to create substantial long-term wealth for the stockholders.

These changes and others will unlock stockholder value and put MRV in a position to realize its full potential.

VOTE THE WHITE PROXY CARD TODAY AND PUT NEW PEOPLE ON
THE MRV BOARD - PEOPLE WHO ARE COMMITTED TO ACTING IN THE BEST
INTERESTS OF STOCKHOLDERS

PROTECT YOUR INVESTMENT FROM AN INCUMBENT BOARD THAT HAS SPENT
ALMOST TEN YEARS DESTROYING STOCKHOLDER VALUE

We urge all stockholders to elect our director nominees on the enclosed WHITE proxy card today. Vote for much needed change at MRV by signing, dating and returning the enclosed WHITE proxy card. Or you may vote by telephone or internet if you own stock through a bank or broker. We urge stockholders to discard any proxy materials you receive from MRV and to vote only the WHITE proxy card.

If you have already voted the proxy card provided by the Company, you have every right to change your vote by executing the enclosed WHITE proxy card - only the latest dated proxy card returned will be counted.

Your vote is very important, regardless of how many or how few shares you own. If you have any questions, or need assistance in voting your shares, please call our proxy solicitors, Okapi Partners LLC, toll-free at 1-877-274-8654.

Thank you for your support,

VALUE INVESTORS FOR CHANGE

Investor Contact:
Okapi Partners LLC, + 1 212-297-0270
Bruce H. Goldfarb, bhgoldfarb@okapipartners.com
Steven Balet, sbalet@okapipartners.com

Media Inquiries:
Emily Mayrath, emayrath@montiethco.com, + 1 212-284-7626

IMPORTANT INFORMATION

ON OCTOBER 7, 2009, VALUE INVESTORS FOR CHANGE FILED A DEFINITIVE PROXY STATEMENT WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY BOSTON AVENUE CAPITAL, LLC, SPENCER CAPITAL OPPORTUNITY FUND, LP, SPENCER CAPITAL MANAGEMENT, LLC, SPENCER CAPITAL PARTNERS, LLC, KENNETH H. SHUBIN STEIN, MD, CFA, VALUE FUND ADVISORS, LLC, YORKTOWN AVENUE CAPITAL, LLC, CHARLES M. GILLMAN, MARK CROCKETT, KIRIL DOBROVOLSKY, CHRISTOPHER DOWNIE, RAUL MARTYNEK, MICHAEL MCCONNELL, MARK STOLPER AND JACK WHELAN (COLLECTIVELY, THE “PARTICIPANTS”) FROM THE STOCKHOLDERS OF MRV COMMUNICATIONS, INC. (THE “COMPANY”) FOR USE AT THE COMPANY’S ANNUAL MEETING BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN THE PROXY SOLICITATION. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY ARE AVAILABLE TO STOCKHOLDERS OF MRV COMMUNICATIONS, INC. FROM THE PARTICIPANTS AT NO CHARGE AND ARE ALSO AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV OR BY CONTACTING OKAPI PARTNERS LLC BY TELEPHONE TOLL FREE AT 1 (877) 274-8654.

To elect our nominees, we urge all stockholders to sign and return the WHITE Proxy Card whether or not you have already returned a blue proxy sent to you by the Company.

Value Investors for Change urges all stockholders not to sign or return any blue proxy card sent to you by the Company.

Instead, Value Investors for Change recommends that you use the WHITE
Proxy Card and vote by mail or if you own your shares through a bank or a broker, you may vote by telephone or internet.

If you have already returned the other proxy card, you can effectively revoke it by voting the WHITE Proxy Card. Only your latest-dated proxy card will be counted.

If you have any questions or need assistance in voting the WHITE Proxy Card, please contact our proxy solicitor, Okapi Partners LLC, at the toll-free number or email address below

Call Toll-Free: 1-877-274-8654

Or

Email: info@okapipartners.com